EXHIBIT 5.1


                                  June 16, 1998

Today's Man, Inc.
835 Lancer Drive
Moorestown, NJ 08057

         RE: Today's Man, Inc. Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to Today's Man, Inc. (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to 7,761,273 shares of common stock, no par value (the "Common Stock"), and 2,445,985 Common Stock Purchase Warrants ("Warrants") by the certain Selling Shareholders ("Selling Shareholders") set forth on the Registration Statement. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

         Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

         In rendering this opinion, we have examined only the following documents: (i) the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, (ii) resolutions adopted by the Board of Directors of the Company, (iii) the Warrant Agreement dated as of December 31, 1997 ("Warrant Agreement") (iv) the Registration Statement. We have not performed any independent investigation other than the document examination described above. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all

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certificates, documents, and records examined and the genuineness of all signatures. This opinion is limited to the laws of the Commonwealth of Pennsylvania.

         Based upon and subject to the foregoing, we are of the opinion that (i) the outstanding shares of Common Stock offered by the Selling Stockholder are legally issued, fully paid and non-assessable, (ii) the Warrants are legally issued and binding obligations of the Company, and (iii) the shares of Common Stock issuable upon exercise of the Warrants, when exercised, issued and paid for as contemplated in the Warrant and the Warrant Agreement, will be legally issued, fully paid and non-assessable.

         This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

         We hereby consent to the filing of this opinion as an Exhibit to the Registrant Statement.

                                         Sincerely,


                                         /s/ Blank Rome Comisky & McCauley LLP
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